As filed with the Securities and Exchange Commission on November 17, 2011

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

New York	13-3238402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

810 Seventh Avenue

New York, New York

10019

(Address of Registrant’s Principal Executive Offices)

(Zip Code)

(212) 739-1000

(Registrant’s telephone number, including area code)

Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan

(Full Title of Plan)

Shefali A. Shah

Senior Vice President, General Counsel and Corporate Secretary

Comverse Technology, Inc.

810 Seventh Avenue

New York, New York 10019

(Name and address of agent for service)

(212) 739-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 and of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.10 per share	22,000,000 shares	$6.71	$147,620,000	$16,917.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares of common stock, par value $0.10 per share (the “Common Stock”), that may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Represents 22,000,000 shares of our Common Stock reserved for future issuance under the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act, based on the average of the high and low prices reported in the consolidated reporting system for our Common Stock on November 10, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed by Comverse Technology, Inc. (the “Registrant”) with the Securities and Exchange Commission (“SEC” or “Commission”), are incorporated herein by reference:

•

our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed with the SEC on May 31, 2011 (SEC File No. 000-15502) and Amendment No. 1 thereto filed with the SEC on October 5, 2011 (SEC File No. 001-35303);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2011 and July 31, 2011, filed with the SEC on June 22, 2011 and September 8, 2011, respectively (SEC File No. 000-15502);

•	our Definitive Proxy Statement on Form DEF 14A, filed with the SEC on October 7, 2011 (SEC File No. 001-35303);

•

our Current Reports on Form 8-K filed with the SEC on February 22, 2011, February 28, 2011, March 9, 2011, April 1, 2011, May 2, 2011, May 13, 2011, May 19, 2011, June 22, 2011, July 14, 2011, July 21, 2011, July 29, 2011, August 8, 2011, September 8, 2011 and September 19, 2011 (SEC File No. 000-15502), and our Current Reports on Form 8-K filed with the SEC on September 22, 2011, September 29, 2011 and October 24, 2011 (SEC File No. 001-35303), in each case other than portions of any such documents deemed not to be filed; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 21, 2011, including any amendment or report filed for the purpose of updating the description (SEC File No. 001-35303).

Except as otherwise indicated, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of such documents deemed not to be filed) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

We are a New York corporation. Sections 722 through 725 of the New York Business Corporation Law (the “Business Corporation Law”) provide that a corporation may indemnify, with certain limitations and exceptions, a director or officer as follows: (1) in a derivative action, against his reasonable expenses, including attorneys’ fees but excluding certain settlement costs, actually and necessarily incurred by him in connection with the defense thereof, or an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in (or in the case of service for another corporation, not opposed to) the best interests of the corporation; and (2) in a civil or criminal non-derivative action or proceeding including a derivative action by another corporation, partnership or other enterprise in which any director or officer of the indemnifying corporation served in any capacity at the indemnifying corporation’s request, against judgments, fines, settlement payments and reasonable expenses, including attorneys’ fees, incurred as a result thereof, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for any other corporation, not opposed to) the best interests of the corporation and, in criminal actions and proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Such indemnification is a matter of right where the director or officer has been successful on the merits or otherwise, and otherwise may be granted upon corporate authorization or court award as provided in the statute.

Section 721 of the Business Corporation Law provides that indemnification arrangements can be established for directors and officers, by contract, by-law, charter provision, action of shareholders or board of directors, on terms other than those specifically provided by Article 7 of the Business Corporation Law, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Article IX of our By-Laws provides for the indemnification and advancement of expenses of each person to the full extent permitted by the Business Corporation Law. In addition, we have entered into indemnification agreements with our directors and certain officers. These indemnification agreements provide our directors and certain officers with indemnification to the maximum extent permitted by the Business Corporation Law and other applicable laws.

Section 726 of the Business Corporation Law provides that a corporation may obtain insurance to indemnify itself and its directors and officers. We maintain an insurance policy providing both directors and officers liability coverage and corporate reimbursement coverage.

Article Sixth of our Certificate of Incorporation provides that no director shall be personally liable to us or our shareholders for damages for any breach of duty in such capacity, provided, however, that such Article does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that such director’s acts violated Section 719 of the Business Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Certificate of Incorporation (incorporated by reference to Exhibit 3(1) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1987 filed on April 18, 1988) (SEC File No. 000-15502).

4.2*	Certificate of Amendment of Certificate of Incorporation effective February 26, 1993 (incorporated by reference to Exhibit 3(A)(1) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed on March 31, 1993) (SEC File No. 000-15502).

4.3*	Certificate of Amendment of Certificate of Incorporation effective January 12, 1995 (incorporated by reference to Exhibit 3(A)(2) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed on March 31, 1995) (SEC File No. 000-15502).

4.4*	Certificate of Merger of Boston Technology, Inc. into Comverse Technology, Inc. dated January 14, 1998 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011) (SEC File No. 000-15502).

4.5*	Certificate of Amendment of Certificate of Incorporation dated October 18, 1999 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2000 filed on May 1, 2000) (SEC File No. 000-15502).

4.6*	Certificate of Amendment of Certificate of Incorporation dated September 19, 2000 (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2001 filed on April 30, 2001) (SEC File No. 000-15502).

4.7*	Certificate of Change dated May 16, 2005 (incorporated by reference to Exhibit 3.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011) (SEC File No. 000-15502).

4.8*	By-laws of the Registrant, Amended and Restated as of September 7, 2011 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 8, 2011) (SEC File No. 000-15502).

5.1**	Opinion of Milbank, Tweed, Hadley & McCloy LLP.

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

Exhibit Number	Description

23.2**	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1 hereto).

24.1**	Power of Attorney (included as part of the signature pages of this registration statement and incorporated herein by reference).

99.1*	Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan (incorporated by reference to Annex A to the Definitive Proxy Materials for the Registrant’s Annual Meeting of Shareholders held November 16, 2011, filed on October 7, 2011) (SEC File No. 001-35303).

*	Incorporated by reference
**	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of November, 2011.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Shefali A. Shah
Shefali A. Shah
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles J. Burdick, Joel E. Legon and Shefali A. Shah, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons on behalf of Comverse Technology, Inc. and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles J. Burdick	Chairman of the Board	November 17, 2011
Charles J. Burdick	and Chief Executive Officer (Principal Executive Officer)

/s/ Joel E. Legon	Senior Vice President, Interim	November 17, 2011
Joel E. Legon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Susan D. Bowick
Susan D. Bowick	Director	November 17, 2011

/s/ Robert Dubner
Robert Dubner	Director	November 17, 2011

/s/ Augustus K. Oliver
Augustus K. Oliver	Director	November 17, 2011

Signature	Title	Date

/s/ Theodore H. Schell
Theodore H. Schell	Director	November 17, 2011

/s/ Mark C. Terrell
Mark C. Terrell	Director	November 17, 2011

Exhibit Index

Exhibit Number	Description

4.1*	Certificate of Incorporation (incorporated by reference to Exhibit 3(1) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1987 filed on April 18, 1988) (SEC File No. 000-15502).

4.2*	Certificate of Amendment of Certificate of Incorporation effective February 26, 1993 (incorporated by reference to Exhibit 3(A)(1) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed on March 31, 1993) (SEC File No. 000-15502).

4.3*	Certificate of Amendment of Certificate of Incorporation effective January 12, 1995 (incorporated by reference to Exhibit 3(A)(2) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed on March 31, 1995) (SEC File No. 000-15502).

4.4*	Certificate of Merger of Boston Technology, Inc. into Comverse Technology, Inc. dated January 14, 1998 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011) (SEC File No. 000-15502).

4.5*	Certificate of Amendment of Certificate of Incorporation dated October 18, 1999 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2000 filed on May 1, 2000) (SEC File No. 000-15502).

4.6*	Certificate of Amendment of Certificate of Incorporation dated September 19, 2000 (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2001 filed on April 30, 2001) (SEC File No. 000-15502).

4.7*	Certificate of Change dated May 16, 2005 (incorporated by reference to Exhibit 3.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011) (SEC File No. 000-15502).

4.8*	By-laws of the Registrant, Amended and Restated as of September 7, 2011 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 8, 2011) (SEC File No. 000-15502).

5.1**	Opinion of Milbank, Tweed, Hadley & McCloy LLP.

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1 hereto).

24.1**	Power of Attorney (included as part of the signature pages of this registration statement and incorporated herein by reference).

99.1*	Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan (incorporated by reference to Annex A to the Definitive Proxy Materials for the Registrant’s Annual Meeting of Shareholders held November 16, 2011, filed on October 7, 2011) (SEC File No. 001-35303).

*	Incorporated by reference
**	Filed herewith